Exhibit 16.2


                        [LETTERHEAD OF ARTHUR ANDERSEN]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

January 24, 2001

Dear Sir/Madam,

We have read the three paragraphs of Item 4 included in the Form 8-K dated January 22, 2001, of Ebiz Enterprises, Inc. filed with the Securities Exchange Commission and are in agreement with the statements contained therein.

                               Very truly yours,

                               /s/ Arthur Andersen LLP

                               Arthur Andersen LLP

Copies to: Mr. Jeffrey Rassas, Ebiz Ennterprises, Inc.
           Mr. Thomas J. Morgan, Lewis and Roca LLP